Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 2-74856 and 333-54612) pertaining to the Holly Corporation Stock Option Plan and the Holly Corporation Long-Term Incentive Compensation Plan and in the related Prospectuses of our report dated February 27, 2009 (except for changes as described in Notes 1 and 21, as to which the date is May 29, 2009) with respect to the consolidated financial statements of Holly Corporation for the year ended December 31, 2008, included in the Current Report on Form 8-K of Holly Corporation dated June 2, 2009, filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Dallas, Texas
May 29, 2009